Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-194930, 333-202656, 333-206347, 333-212960, 333-218018, 333-227267, 333-227900, 333-233285, 333-251676, and 333-261093) on Forms S-8, Registration Statements (Nos. 333-224946 and 333-237837) on Forms S-3, and Registration Statements (Nos. 333-234459, 333-230797, 333-228566, and 333-227908) on Forms S-1 of Biocept, Inc. (“Company”) of our report dated April 5, 2022, relating to our audit of the financial statements, included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 5, 2022